Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS: Watson Pharmaceuticals, Inc.
Patty Eisenhaur
Director, Investor Relations
(951) 493-5611

WATSON PHARMACEUTICALS REPORTS
FOURTH QUARTER AND FULL YEAR 2005 RESULTS

–   Company Reports Fourth Quarter Total Net Revenue of $419 Million;

2005 Total Net Revenue Reaches $1.65 Billion;

Board Authorizes Up To $300 Million Share Repurchase Program;

Company Provides Outlook for 2006  –

CORONA, Calif., February 16, 2006 - Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today reported revenue and earnings for its fourth quarter and full year ended December 31, 2005.

Fourth Quarter 2005 Results

Net revenue decreased one percent to $418.8 million, compared to $423.5 million for the fourth quarter ended
December 31, 2004.

Net income for the fourth quarter was $20.1 million, compared to net income of $54.6 million for the same period of 2004.  Earnings per diluted share was $0.19, compared to $0.46 per diluted share for the prior year period.  Net income for the fourth quarter includes $25.1 million of asset impairment charges ($16.2 million, net of tax, or $0.14 per diluted share) related to the discontinuation of operations at the Company’s Puerto Rico facility.

Full Year 2005 Results

For the full year ended December 31, 2005, total net revenue increased $5.7 million to $1.65 billion, compared to $1.64 billion for 2004.  Net income for 2005 was $138.2 million, or $1.21 per diluted share, compared to net income of $150.0 million, or $1.26 per diluted share, for the same period of 2004.  Net income for the full year includes $25.1 million of asset impairment charges ($16.2 million, net of tax, or $0.14 per diluted share) related to the discontinuation of operations at the Company’s Puerto Rico facility and $1.6 million ($1.0 million, net of tax or $0.01 per diluted share) related to an accounting requirement to record Watson’s investment in a third party under the equity method of accounting, as a result of an increase in Watson’s investment during the fourth quarter of 2005.

Cash flow from operations for the full year 2005 was $325.5 million, an increase of six percent over 2004.  As of December 31, 2005, cash and marketable securities were $629.9 million.

Strategic Initiatives Underway to Strengthen Long Term Value

At a meeting with the investment community today, Dr. Chao and other members of senior management will provide an update on Watson’s expanding product pipeline, forecasts on the Company’s 2006 growth prospects and an overview of the major strategic initiatives underway at Watson.  The Company has several programs ongoing to enhance operating efficiencies throughout its manufacturing operations, including improved utilization of existing manufacturing facilities, site rationalization and establishment of an off-shore product development and manufacturing capability.

During the fourth quarter 2005, Watson announced plans to discontinue operations at its Puerto Rico solid dosage manufacturing facility.  Watson has initiated the transfer of products to its Carmel, NY and Corona, CA sites which have sufficient capacity to absorb additional production volume.

Also during the fourth quarter, Watson acquired a manufacturing facility located in Goa, India that will ultimately produce solid dosage generic pharmaceuticals for the U.S. market, and increased its investment in an FDA approved Chinese/Taiwanese company specializing in development and manufacture of active pharmaceutical ingredients.

During 2006, Watson plans to establish a generic product development center in India.  Watson recently entered into a definitive agreement to acquire an Indian company with facilities and expertise in development and manufacturing of selected active pharmaceutical ingredients.  The company currently operates an FDA approved active pharmaceutical manufacturing facility.  The terms of the definitive agreement, which is subject to certain conditions to closing, are confidential.

“We are executing upon our strategy and adapting to rapid industry change worldwide, positioning Watson for what we believe will be a renewed period of growth in 2006 and beyond,” began Allen Chao, Ph.D., Watson’s Chairman and Chief Executive Officer.  “We have taken significant steps to expand our product development and manufacturing capabilities in Asia.  As we step into 2006, we remain committed to creating superior value for our customers and shareholders.  Taking these steps now will allow us to maintain a competitive cost base while continuing to provide a broad portfolio of quality products to our customers; a strategy that we believe will reap greater rewards for the company longer term.”

Fourth Quarter and Full Year 2005 Performance Details

Net Revenues

	Three Months Ended December 31,
($ in millions):	2005	2004	Change

Generic Products	$321.7	$324.5	(1)%
% of product net sales	78%	78%
Brand Products
Specialty Products	45.5	54.4	(16)%
Nephrology	47.2	38.9	21%
Total Brand Products	92.7	93.3	(1)%
% of product net sales	22%	22%
Total product net sales	414.4	417.8	(1)%
Other	4.4	5.7	(23)%
Total net revenues	$418.8	$423.5	(1)%

	Twelve Months Ended December 31,
($ in millions):	2005	2004	Change

Generic Products	$1,242.6	$1,239.4	0%
% of product net sales	76%	77%
Brand Products
Specialty Products	210.0	196.0	7%
Nephrology	179.5	167.8	7%
Total Brand Products	389.5	363.8	7%
% of product net sales	24%	23%
Total product net sales	1,632.1	1,603.2	2%
Other	14.1	37.3	(62)%
Total net revenues	$1,646.2	$1,640.5	0%

Generic product revenue for the fourth quarter of 2005 decreased one percent to $321.7 million, compared to $324.5 million in the prior year period.  Sales from generic oral contraceptives were $79.3 million compared to $78.7 million in the prior year period.  Brand product revenue for the fourth quarter of 2005 decreased one percent to $92.7 million, compared to $93.3 million in the prior year period.  A decline in Specialty Product sales was offset by an increase in Nephrology product sales.  Other revenue decreased 23 percent to

$4.4 million in the fourth quarter of 2005, compared to $5.7 million in the prior year period, primarily due to lower contract research and development revenue.

Gross Margin

	Three Months Ended
	December 31,
	2005	2004

Overall consolidated gross margin	46.6%	47.4%

Margin on product sales:
Generic products	37.2%	37.4%
Brand products	77.1%	78.9%

	Twelve Months Ended December 31,
	2005	2004

Overall consolidated gross margin	48.2%	50.0%

Margin on product sales:
Generic products	38.8%	40.0%
Brand products	76.5%	78.8%

Overall gross margin was 46.6 percent in the fourth quarter of 2005, compared to 47.4 percent in the fourth quarter of 2004 and 48.6 percent in the third quarter of 2005.  On a quarter-over-quarter basis, the gross margin decline was due primarily to lower gross margins on Specialty Products product sales.  On a sequential quarter basis, the overall gross margin decline was due to the launch of oxycodone HCl controlled-release tablets, a distributed generic product with lower gross margins.

Research and development investment in the fourth quarter of 2005 increased 26 percent to $35.1 million, compared to $27.8 million in the prior year period, due primarily to increased investment in Generic product development.

Selling, general and administrative expenses for the fourth quarter of 2005 were unchanged at $64.0 million.

Amortization expense related to the Company’s product rights increased $22.8 million to $41.1 million in the fourth quarter 2005, representing an increase in amortization of the Company’s Ferrlecit® intangible asset.

Watson’s net income for 2005 and prior periods has been restated to reflect an accounting change related to an equity investment.  The effect of this accounting change for the fourth quarter and full year 2005 was a decrease in net income of $389,000 and $1.6 million, respectively, or approximately $0.01 per diluted share for 2005.

Generic Research and Development

During 2005, Watson submitted 22 new Abbreviated New Drug Applications (ANDAs) with the Food and Drug Administration (FDA).  As of December 31 Company had 44 ANDAs on file, representing over $35 billion in annual brand product sales.  Included in the ANDAs on file are nine products that have received tentative approval and seven products that are potential first-to-file or shared exclusivity opportunities.  Watson has targeted to submit over 20 ANDAs with the FDA in 2006.

Brand Research and Development

In Watson’s brand product pipeline, the Company has completed patient screening on its  Phase 3 silodosin program, a product for benign prostatic hyperplasia and plans to initiate Phase 3 studies on a new gel formulation of oxybutynin for overactive bladder later this Spring.

2006 Financial Outlook

Watson’s forecasts are based on the Company’s actual results for 2005, and management’s current belief about prescription trends, inventory levels and the anticipated timing of future product launches.  The Company expects to launch eight or more new products in 2006, including pravastatin sodium tablets through a distribution agreement with Bristol-Myers Squibb Company. While pravastatin sodium is expected to contribute significant revenue, the Company expects the contribution to earnings to be modest.  Watson estimates total net revenue for the full year of 2006 at between $1.80 billion and $1.90 billion.

Cash flow from operations for the full year of 2006 is expected to be between $325 million and $350 million.

Net Revenue Estimates By Product Line For the Twelve Months Ended December 31, 2006
(in millions)
Generic Product Line	$1,400 — $1,500
Brand Product Line	$380 — $390
Other	$8

Gross margin is expected to be approximately 42 percent.

Research and development investment for 2006 is expected to be approximately 6.5 to 7 percent of expected total net revenue, due primarily to an increase in clinical study costs associated with Watson’s product pipeline.

Selling, general and administrative expenses for 2006 are expected to be approximately 14.5 to 15 percent of expected total net revenue.

GAAP earnings per diluted share for 2006 is expected to be between $1.31 and $1.41.  The earnings per diluted share forecast reflects $0.05 to $0.06 related to the expensing of stock options under the Financial Accounting Standards Board’s (FASB) Statement 123(R).  The earnings per diluted share forecast also reflects $0.04 to $0.05 per share in expenses related to the closure of the Company’s Puerto Rico facility.

Share Repurchase Plan Authorized

Watson announced today that its Board of Directors has authorized a program to repurchase shares of Watson’s common stock. During 2005, the Company repurchased $300 million of its common stock.  The Board approved the repurchase of up to an additional $300 million of common stock over a period of one year.

The authorization and repurchase of shares is conditioned on the Company entering into an amendment to its revolving credit agreement to permit the share repurchases under the newly approved program.  The current terms of the agreement limit share repurchases to the amount already purchased during 2005.

The repurchases will be made in open market or privately negotiated transactions from time to time in compliance with the Securities and Exchange Commission’s (SEC) Rule 10b-18, subject to market conditions, applicable legal requirements and other factors. Additionally, Watson’s Board of Directors has authorized that purchases may be made under Rule 10b5-1 promulgated under the Securities and Exchange Act of 1934, as amended. A Rule 10b5-1 plan allows Watson to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout periods. All such purchases must be made in accordance with a pre-defined plan that is established when the plan administrator is not aware of any material non-public information.

This share repurchase plan does not obligate Watson to acquire any particular amount of common stock and the plan may be suspended at any time at Watson’s discretion.

Webcast and Conference Call Details

Watson is hosting a meeting with financial investors and analysts today at 4:30 p.m. Eastern Standard Time to discuss fourth quarter and full year 2005 results and the Company’s outlook for 2006. The meeting will be webcast live and can be accessed at Watson’s web site: http://www.watson.com and selecting the investors meeting icon link displayed on the home page, as well as in the Investors section.  A replay of the webcast will also be available on Watson’s web site two hours after the live webcast by visiting http://www.watson.com and clicking on “Calendar of Events” in the Investors section. A live audio broadcast of the meeting can also accessed by dialing (877) 251-7980, or from international locations, dial (706) 643-1573.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; variability of revenue mix between the Company’s Brand and Generic business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful consummation and implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturer’s facilities, products and/or business; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2004 and Form 10-Q for the period ended September 30, 2005.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

The following table presents Watson’s results of operations for the three and twelve months ended December 31, 2005 and 2004:

WATSON PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Net revenues	$418,813	$423,507	$1,646,203	$1,640,551
Cost of sales	223,442	222,951	852,414	820,794
Gross profit	195,371	200,556	793,789	819,757

Operating expenses:
Research and development	35,099	27,750	125,263	134,221
Selling, general and administrative	64,048	64,051	260,999	301,209
Amortization	41,100	18,332	163,939	72,287
Loss on impairment	25,076	—	25,076	46,100
Total operating expenses	165,323	110,133	575,277	553,817
Operating income	30,048	90,423	218,512	265,940

Other income (expense):
Loss on equity method investments	(1,180)	(1,656)	(2,865)	(6,581)
Loss on impairment of investments and other assets	—	(2,173)	—	(7,858)
(Loss) gain on sale of securities	(401)	—	(401)	5,737
Loss on early extinguishment of debt	—	—	—	(17,752)
Interest income	5,741	2,890	19,321	6,616
Interest expense	(2,920)	(4,259)	(14,524)	(13,330)
Other (expense) income	(138)	809	(627)	2,796
Total other income (expense), net	1,102	(4,389)	904	(30,372)

Income before income taxes	31,150	86,034	219,416	235,568
Provision for income taxes	11,065	31,402	81,183	85,545
Net income	$20,085	$54,632	$138,233	$150,023

Per share amounts:
Diluted earnings per share	$0.19	$0.46	$1.21	$1.26
Diluted weighted average shares outstanding	116,645	124,402	120,021	124,727

The following table presents Watson’s Condensed Consolidated Balance Sheets as of December 31, 2005 and December 31, 2004:

WATSON PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in thousands)

	December 31,	December 31,
	2005	2004
Assets
Cash and cash equivalents	$467,451	$298,653
Marketable securities	162,475	381,679
Accounts receivable, net	333,832	251,459
Inventories	278,062	321,299
Other current assets	118,610	117,096
Property and equipment, net	436,149	427,377
Investments and other assets	76,051	71,579
Product rights and other intangibles, net	751,808	912,746
Goodwill	455,595	455,595
Total Assets	$3,080,033	$3,237,483

Liabilities & Stockholders’ Equity
Current liabilities	$245,670	$255,629
Long-term debt	587,935	587,653
Deferred income taxes and other liabilities	142,187	157,252
Stockholders’ equity	2,104,241	2,236,949
Total liabilities and stockholders’ equity	$3,080,033	$3,237,483

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the twelve months ended December 31, 2005 and 2004:

WATSON PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in thousands)

	Twelve Months Ended
	December 31,
	2005	2004
Cash Flows From Operating Activities:
Net income	$138,233	$150,023
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	206,726	106,666
Restricted stock and stock option compensation	2,289	—
Loss on impairment	25,076	46,100
Loss on impairment of investments and other assets	—	7,858
Loss on early extinguishment of debt	—	17,752
Deferred income tax (benefit) provision	(5,362)	13,463
Other adjustments to reconcile net income to net cash provided by operating activities	6,575	3,460
Changes in operating assets and liabilities:
Accounts receivable, net	(82,373)	(40,285)
Inventories	43,237	72,094
Other assets	(8,898)	(68,862)
Total adjustments	187,270	158,246
Net cash provided by operating activities	325,503	308,269
Cash Flows From Investing Activities:
Additions to property and equipment	(78,833)	(69,209)
Additions to marketable securities	(4,178)	(198,696)
Additions to long-term investments	(21,905)	(17,819)
Proceeds from sales of marketable securities	220,083	72,364
Other investing activities, net	1,188	6,431
Net cash provided by (used in) investing activities	116,355	(206,929)
Cash Flows From Financing Activities:
Payments to repurchase 1998 Senior Notes, including premium paid	—	(152,977)
Proceeds from stock plans	28,424	32,255
Repurchase of common stock	(300,000)	—
Other	(1,484)	(8)
Net cash used in financing activities	(273,060)	(120,730)
Net (decrease) increase in cash and cash equivalents	168,798	(19,390)
Cash and cash equivalents at beginning of period	298,653	318,043
Cash and cash equivalents at end of period	$467,451	$298,653